UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
() Form 3 Holdings Reported
(x) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Gose, Thomas H.
   500 North Loop 1604 East,Suite 250
   San Antonio, TX  78232
2. Issuer Name and Ticker or Trading Symbol
   THE EXPLORATION COMPANY OF DELAWARE, INC. TXCO
3. IRS Identification Number of Reporting Person, if an entity (voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, $0.01 par value|12/7/9|v   |16750             |D  |NA [1]     |0                  |I     |BY RETAMCO PROPERTIES      |
                             |8     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|12/7/9|v   |10000             |D  |NA [2]     |0                  |I     |BY SPECTRUM HOLDINGS,      |
                             |8     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|12/7/9|v   |594815            |D  |NA [3]     |0                  |I     |BY RETAMCO OPERATING       |
                             |8     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|12/7/9|v   |465035            |D  |NA [4]     |0                  |I     |BY SPECTRUM RESOURCES      |
                             |8     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|12/7/9|v   |1086601           |A  |NA [5]     |1107101            |D     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|10/22/|S4  |2000              |D  |1.875      |1105101            |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|10/29/|S4  |4000              |D  |1.75       |1101101            |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|11/1/9|S4  |7000              |D  |1.75       |1094101            |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|11/4/9|S4  |2000              |D  |1.78       |1092101            |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|11/18/|S4  |4000              |D  |2.00       |1088101            |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $0.01 par value|11/29/|S4  |1500              |D  |1.906      |1086600            |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Conversion of indirect stock ownership to direct ownership through the distribution of TXCO common stock directly to Mr. Thomas H. Gose in exchange for his remaining interest in a family corporation. The TXCO shares were previously held in the name of RETAMCO PROPERTIES, INC.
2. Conversion of indirect stock ownership to direct ownership through the distribution of TXCO common stock directly to Mr. Thomas H. Gose in exchange for his remaining interest in a family corporation. The TXCO shares were formerly held in the name of SPECTRUM HOLDINGS, INC.
3. Conversion of indirect stock ownership to direct ownership through the distribution of TXCO common stock directly to Mr. Thomas H. Gose in exchange for his remaining interest in a family corporation. The TXCO shares were previoulsy held in the name of RETAMCO OPERATING, INC.
4. Conversion of indirect stock ownership to direct ownership through the distribution of TXCO common stock directly to Mr. Thomas H. Gose in exchange for his remaining interest in a family corporation. The TXCO shares were formerly held in the name of SPECTRUM RESOURCES, INC.
5. Conversion of indirect stock ownership to direct ownership through the distribution of TXCO common stock directly to Mr. Thomas H. Gose in exchange for his remaining interest in various Gose family owned corporations.

Thomas H. Gose
SIGNATURE OF REPORTING PERSON
/Signature/
By:  Roberto R. Thomae,  per power of attorney
DATE
1/31/00